Exhibit 3.5

OPERATING AGREEMENT

OF

DOVER MOTORSPORTS, LLC

a Delaware limited liability company

This Operating Agreement (this “Agreement”) is entered into as of December 23, 2021, (the “Effective Date”) by and between Speedway Motorsports, LLC, a Delaware limited liability company (the “Member”), and Dover Motorsports, LLC, a Delaware limited liability company (the “Company”).

The Company’s predecessor, Dover Motorsports, Inc., converted into a Delaware limited liability company by filing Certificate of Conversion Including Certificate of Formation with the Delaware Secretary of State, effective as of December 23, 2021 at 12:01 am (the “Conversion”).

For valuable consideration, the receipt and sufficiency of which the undersigned acknowledge, the parties agree as follows:

Article I

Definitions

1.1 Act. The Delaware Limited Liability Company Act (Chapter 18 of the 2016 Delaware Code) and all amendments to the Act, or any successor statute to the Act.

1.2 Agreement. This Operating Agreement as amended from time to time.

1.3 Capital Contribution. Any contribution of cash or property made by or on behalf of the Member to the Company in respect of the Ownership Interest of the Member.

1.4 Certificate of Formation. The Certificate of Formation of the Company as properly adopted and amended from time to time and filed with the Delaware Secretary of State.

1.5 Distribution. A transfer of cash or other property to the Member in respect of the Ownership Interest of the Member.

1.6 Member. The Member executing this Agreement, any transferee of a Member or any additional Member.

1.7 Ownership Interest. The Member’s entire ownership interest in the Company including (i) any economic interest, (ii) any right to act on behalf of or with respect to the Company, (iii) any right to bring a derivative action, and (iv) any right to inspect the books and records or receive information from the Company.

1.8 Person. An individual, trust, estate, corporation, professional corporation, partnership, limited liability company, unincorporated association or other entity.

Article II

Organization

2.1 Name. The name of the Company is Dover Motorsports, LLC and all business of the Company will be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law. The Board may change the name of the Company, on the condition that the Company makes the appropriate filings with the Delaware Secretary of State.

2.2 Effective Date; Term. This Agreement is effective as of the Effective Date. The Company will continue in existence until it is dissolved and its affairs are wound up in accordance with the provisions of this Agreement and the Act.

2.3 Registered Agent and Office; Principal Office. The registered agent and the registered office for service of process are as reflected in the Articles. The registered agent and registered office may be changed at any time and from time to time by the Board, on the condition that the appropriate filings are made with the Delaware Secretary of State. The principal office of the Board will be located at such address as determined by the Board and may be changed by the Company at any time and from time to time.

Article III

Nature of Business

The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Article IV

Management

4.1 Board Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed exclusively under the direction and control of, a board of managers (the “Board”). The Board shall have complete authority and control over the management of the business and affairs of the Company. For purposes of Section 18-402 of the Act, no member shall be a manager of the Company by virtue of its status as a member. A Person serving on the Board (each, a “Manager”) need not be a member of the Company. The Board may, from time to time, delegate its authority under this Section 4.1 to any officer, employee, or agent of the Company as deemed appropriate by the Board. As of the Effective Date, the Managers shall be Marcus G. Smith, William R. Brooks, and Michael D. Burch.

4.2 Term; Vacancies; Removal; Resignation.

(a) Each Manager will serve until the earlier of his death, removal, or resignation.

(b) If a Person for any reason ceases to hold office as a Manager, the Member may appoint another Person to serve as a replacement Manager. Until a vacant Manager’s position is filled, any Board action may be taken by a majority of the remaining Managers.

(c) A Manager may be removed at any time, with or without cause, by the Member.

(d) A Manager may resign at any time. Resignation may be made by written notice to the remaining Managers and the Member and will be effective upon receipt of the notice by any of them or as otherwise agreed by the Board and the resigning Manager.

4.3 Voting. Each Manager shall be entitled to one vote on each matter submitted for a vote of the Board or in a written consent to take action without a meeting of the Board.

4.4 Action of the Board. Except as otherwise provided in this Agreement or expressly agreed by a majority of Managers, all actions of the Board require the vote or consent of a majority of the Managers.

4.5 Action by Written Consent. Except as otherwise provided by law, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote if a written consent thereto is signed or electronically transmitted by Managers possessing at least a majority of the votes in the aggregate and such writings or electronic transmissions are filed with the records of the meetings of the Board. Any such consent shall have the same force and effect as if action had been taken by means of a vote of the Board at a meeting thereof.

4.6 Compensation. A Manager may receive compensation from the Company in exchange for the performance of his duties if approved by the Board. A Manager is entitled to be reimbursed for his actual, out-of-pocket expenditures incurred in connection with his service as a Manager of the Company.

4.7 Chairman of the Board. The Board may elect a chairman (the “Chairman”), who shall preside over all meetings of the Board. In the absence of a Chairman at a meeting of the Board, the Board shall elect a temporary chairman to preside over such meeting. The initial Chairman shall be Marcus G. Smith.

4.8 Meetings of the Board.

(a) Regular meetings of the Board shall take place periodically as the Board shall determine. Special meetings of the Board may be called by the Chairman or any other Manager, at such place, date, and time as the Chairman shall determine.

(b) Except as otherwise required by law or provided in this Agreement, written notice of any meeting of the Board stating the place, date, and time of the meeting and, in the case of a special meeting, the purpose thereof shall be given to each Manager not less than one (1) nor more than twenty (20) days before the meeting date. Notice of any meeting of the Board may be given in person or by telephone, or sent by overnight courier, electronic transmission, or facsimile to each Manager’s primary business or home.

(c) Any Manager, either before or after any Board meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of the Manager having received notice. Attendance at a meeting by a Manager shall constitute a waiver of notice, except when the Manager attends a meeting and objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(d) Meetings of the Board may be held by conference telephone, video conference, or by any other means of communication by which all participants can hear each other simultaneously during the meeting. A Manager may attend a meeting and vote by telephone, video conference, or other means of communication by which all participants can hear the Manager.

(e) A quorum for Board meetings is a majority of the Managers.

4.9 Officers. The Board shall have the authority to appoint one or more officers to offices determined by the Board, all as the Board deems necessary or desirable to carry out the day-to-day business of the Company. Each officer shall report to the Board and may be appointed, removed, and replaced by the Board at any time in the sole and absolute discretion of the Board. Any officer may resign at any time by giving notice to the Board, the CEO, or the Secretary and such resignation will be effective upon receipt of the notice by any of them or as otherwise agreed by the Board and the resigning officer. The officers of the Company prior to the Conversion became the Officers of the Company as of the Effective Date.

Article V

Contributions

The Member may make one or more Capital Contributions to the Company by contributing cash or property directly to the Company or by paying costs and expenses on behalf of the Company. The Member may make additional Capital Contributions to the Company at any time and from time to time. The Member may, in its discretion and on behalf of the Company, pay for costs and expenses of the Company from time to time. To the extent the Member pays for any such costs and expenses of the Company, such payments shall be treated as Capital Contributions to the Company, and these costs and expenses shall be treated as costs and expenses of the Company.

Article VI

Disposition of Ownership Interest; Admission of Additional Members

6.1 Disposition. The Member’s Ownership Interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of its Ownership Interest. Notwithstanding any provision of the Act to the contrary, upon the disposition of the Member’s Ownership Interest, the transferee will be deemed admitted as a member upon the completion of the transfer without further action unless otherwise provided in writing by the transferor.

6.2 Admission of Additional Members. As of the Effective Date, the Member is the only member of the Company. The Member may admit additional Members and shall determine the Capital Contributions, if any, of those additional members. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as necessary and appropriate to address the admission of the additional members and the conversion of the Company into a partnership for income tax purposes. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

Article VII

Tax Allocations and Distributions

7.1 Income Tax Classification. So long as there is a single Member of the Company, the Company will be a disregarded entity for federal and state income tax purposes.

7.2 Distributions. The Company may make Distributions to the Member in such amounts and at such times as may be determined by the Board.

Article VIII

Dissolution and Winding Up

8.1 Dissolution. The Company shall be dissolved and its affairs wound up by written action of the Member or upon the occurrence of any other event set forth in Section 18-801 of the Act.

8.2 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company’s assets shall be distributed: (i) to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company, then (ii) to the Member. Those distributions shall be in cash, property other than cash, or partly in both, as determined by the Member.

Article IX

Amendment

This Agreement may be amended or modified from time to time by written instrument adopted by the Member.

Article X

Limited Liability; Indemnification

10.1 Limited Liability. No Member, Manager, or officer shall have any liability for the obligations of the Company except to the extent required by the Act.

10.2 Indemnification. The Company shall indemnify the Member and each Manager and officer for all costs, losses, liabilities, and damages paid or accrued by either the Member, Manager, or officer, as applicable, in connection with the business of the Company or because it is a member of the Company or a Manager or officer of the Company, to the fullest extent provided or allowed by the Act. In addition, the Company shall advance to the Member, Manager, or officer, as applicable, all costs of participation in any proceeding relating to the Company to the fullest extent permissible under the Act. The Board may, in its sole discretion, cause the Company to indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by the Act.

Article XI

Miscellaneous Provisions

11.1 Entire Agreement. This Agreement represents the entire agreement between the Member and the Company.

11.2 Rights of Creditors and Third Parties under Operating Agreement. This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, the Member and their successors and assigns. This Agreement is not intended for the benefit of any creditor of the Company or any other party. Except to the extent provided by applicable statute, no such creditor or other party will have any rights under this Agreement or any other agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

11.3 Binding Effect. This Agreement benefits and binds the Company, the Member and any of their legal representatives, transferees, successors and assigns.

11.4 Governing Law. This Agreement shall be governed by Delaware law.

11.5 Severability of Provisions. Each provision of this Agreement is severable. If any provision is determined to be invalid and contrary to any existing or future law, that invalidity will not affect the valid portions of this Agreement. If any provision would cause the Member to be bound by the obligations of the Company under any existing or future law, then that provision will be deemed void and of no effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the Effective Date.

MEMBER:

SPEEDWAY MOTORSPORTS, LLC
a Delaware limited liability company

By:	/s/ William R. Brooks
William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer

COMPANY:

DOVER MOTORSPORTS, LLC
a Delaware limited liability company

By:	/s/ Marcus G. Smith
Marcus G. Smith, Manager

By:	/s/ William R. Brooks
William R. Brooks, Manager

By:	/s/ Michael D. Burch
Michael D. Burch, Manager